EXHIBIT 5.1

September 18, 2009

MultiCell Technologies, Inc.
68 Cumberland Street, Suite 301
Woonsocket, RI  02895

Re:	Registration Statement on Form S-8: MultiCell Technologies, Inc.’s 2004 Equity Incentive Plan

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 18, 2009 (the “Registration Statement”) in connection with the registration pursuant to the Securities Act of 1933, as amended, of 25,000,000 shares of your common stock (the “Shares”) reserved for issuance pursuant to MultiCell Technologies, Inc.’s 2004 Equity Incentive Plan, as amended (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Plan.

It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plan and pursuant to the agreement(s) which accompany the Plan, are or will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati